EXHIBIT 23

                        Consent of KPMG Peat Marwick LLP



The Board of Directors
AMCOL International

We consent to incorporation by reference in the registration statements Nos. 33-34109, 33-55540, and 33-73350 on Form S-8 of AMCOL International Corporation of our report dated March 8, 1996, relating to the consolidated balance sheets of AMCOL International Corporation and subsidiaries as of December 31, 1995 and 1994, and the related schedule for each of the years in the three-year period ended December 31, 1995, which report appeas in the December 31, 1995 annual report on Form 10-K of AMCOL International Corporation

                                   /s/  KPMG Peat Marwick LLP

Chicago, Illinois
March 22, 1996